Exhibit 5.4

[Letterhead of Rothgerber Johnson & Lyons LLP]

One Tabor Center, Suite 3000	Telephone 303.623.9000
1200 Seventeenth Street	Fax 303.623.9222
Denver, Colorado 80202-5855	www.rothgerber.com

Denver • Colorado Springs • Casper

March 6, 2012

VIA EMAIL

Warner Music Group Corp.

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, NY 10019

Re:	Supplemental Indenture dated July 20, 2011 (“Supplemental Indenture”) by and among WMG Acquisition Corp. (the “Issuer”), Guarantor (as defined below), certain other guarantors named therein, and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture (as defined below).

Ladies and Gentlemen:

We have acted as special Wyoming counsel to Summy-Birchard, Inc., a Wyoming corporation and an indirect wholly owned subsidiary of the Issuer (the “Guarantor”), in connection with the guarantee given pursuant to the Supplemental Indenture by Guarantor and the other guarantors named therein, of the Issuer’s obligations under the 11.50% Senior Notes due 2018 in the aggregate principal amount of $765,000,000 (the “Exchange Securities”) and the Indenture, dated as of July 20, 2011, among the Issuer, as successor by merger to WM Finance Corp. and the Trustee, as amended by the Supplemental Indenture, dated as of July 20, 2011 (together with such indenture, the “Indenture”), among the Issuer, the Trustee, the Guarantor and the other entities named in the signature pages thereto. You have requested our opinion with regard to certain matters in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Warner Music Group Corp. and the Issuer with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering and issuance by the Issuer of the Exchange Securities. The obligations of the Issuer pursuant to the Exchange Securities are each to be guaranteed by the Guarantor pursuant to and as set forth in the Indenture (the “Guarantee”).

In order to give to you our opinion we have examined and relied solely upon copies of the following documents and have made no independent verification of the facts or other matters asserted to be true in such documents:

Warner Music Group Corp.

WMG Acquisition Corp.

March 6, 2012

(a) The executed Supplemental Indenture and the executed Indenture;

(b) The Articles of Incorporation of Guarantor, certified by the Secretary of State of Wyoming as of January 5, 2012, and certified as of the date hereof by Guarantor’s officers as true and correct;

(c) The Bylaws of Guarantor, certified as of the date hereof by Guarantor’s officers as true and correct;

(d) A Certificate of Good Standing of Guarantor dated March 5, 2012, issued by the Secretary of State of Wyoming (“Certificate of Good Standing”);

(e) A Certificate of the Officers of Guarantor and the Issuer (the “Officers’ Certificate”) dated March 6, 2012;

(f) A Certificate of the Secretary’s Certificate of Guarantor (the “Secretary’s Certificate”) dated March 6, 2012;

(g) The Unanimous Written Consent of the Board of Directors in Lieu of a Meeting of Guarantor and other subsidiaries of the Issuer dated July 20, 2011;

(h) The Unanimous Written Consent of the Sole Stockholder of Guarantor in Lieu of a Meeting dated May 31, 2011;

(i) The Unanimous Written Consent of the Board of Directors of Guarantor dated January 28, 2011; and

(j) The Unanimous Written Consent of the Sole Stockholder of Guarantor in Lieu of the Annual Meeting dated November 30, 2010.

The phrase “known to us,” “to our knowledge” or “our knowledge” and similar language used herein is intended to be limited to the knowledge of John Masterson, Esq., the attorney in the firm actively engaged in giving substantive attention to the matters referenced in this opinion, based solely upon an examination of the files related to such matters maintained by our firm and inquiry of the officers of Guarantor and the Issuer, as evidenced by the Officers’ Certificate and the Secretary’s Certificate. Except as specified herein, the use of “known to us”, “to our knowledge” or “our knowledge” or similar language does not imply that we have undertaken any other investigation (i) with other attorneys in this firm, (ii) with any persons outside of our firm, or (iii) as to the accuracy or completeness of any factual representation, information or matter made or furnished in connection with the transactions contemplated by the Supplemental Indenture.

Warner Music Group Corp.

WMG Acquisition Corp.

March 6, 2012

Scope of Law

Our opinions are expressly based upon and limited to the application of Wyoming law as of the date hereof and upon facts now known to us, and we expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or with respect to any event or change of condition occurring subsequent to the date of this letter. This letter is specifically limited to the matters expressed herein and no other opinions may be implied. Specifically, no opinion is expressed herein regarding the effect of or compliance with securities laws, tax laws or the potential factual or legal consequences of this transaction. This opinion is provided as a legal opinion only, effective as of its date, and does not constitute an opinion as to matters of fact or as a guaranty or warranty of the matters discussed herein.

Insofar as any of the documents executed by Guarantor contain a provision selecting a jurisdiction other than Wyoming as the choice of law for construction of its terms or in any case where the law of a jurisdiction other than Wyoming may apply, we have assumed (without investigation) for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the State of Wyoming. We express no opinion as to whether a federal or state court outside of the State of Wyoming would uphold the validity of any provisions regarding choice of law, venue, restrictions of competition or waiver of the right to a jury trial.

Assumptions

This opinion is based upon the following assumptions. Inaccuracies in such assumptions may lead to material changes in this opinion. Any such inaccuracies must be immediately brought to our attention to determine if changes in this opinion are necessary.

We have also relied upon the accuracy of representations and warranties and upon the accuracy of the material and factual matters contained in the Supplemental Indenture and the Indenture, which are material to the opinions expressed herein, but which do not involve conclusions of law.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties (corporate or otherwise), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of all such copies. Also, we assume that the Supplemental Indenture would be governed by Wyoming law, and that the parties to the documents referenced in this opinion (other than Guarantor), had all requisite right, power, and authority and had taken all necessary action to empower them to enter into those documents executed by them in connection with this transaction. Further, we assume that all parties to the documents referenced in this opinion (other than the Guarantor) have duly executed and delivered all documents requiring execution by them.

Warner Music Group Corp.

WMG Acquisition Corp.

March 6, 2012

Factual Reliance

We have relied upon the accuracy of all material factual matters, including but not limited to the representations and warranties contained in the Supplemental Indenture and the Indenture, and we have made no independent verification of the matters set forth in the Supplemental Indenture and the Indenture.

Except as noted above, we have not examined any other documents or records of Guarantor or any other parties to the Supplemental Indenture or the Indenture or made any investigation with respect to the power and authority of the persons executing the documents referenced in this opinion. We do not opine or represent as to the effect of any other document except for the Supplemental Indenture to the extent expressly set forth herein.

Qualifications and Exceptions

The rights and remedies set forth in the Supplemental Indenture may be limited by (a) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, readjustment of debt and similar laws of general application relating to or affecting the enforcement of the rights of creditors in general; (b) general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, unconscionability, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (c) any judicial determination holding that provisions that waive or vary any statutory, common law or equitable rights, or which are deemed to be unreasonable or unconscionable are unenforceable.

We express no opinion with respect to any tax laws, securities laws, antitrust laws, laws pertaining to trade regulation or to unfair competition, and no opinion is expressed herein with respect to the legality, validity or enforceability of any covenant restricting or otherwise affecting competition or similar provisions or with respect to the solvency of any person or entity.

Warner Music Group Corp.

WMG Acquisition Corp.

March 6, 2012

Opinion

Based on the foregoing examinations, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion (limited in all respect to the laws of the State of Wyoming) that:

1. Based solely on the Certificate of Good Standing, Guarantor is a corporation organized, validly existing and in good standing under the laws of the State of Wyoming.

2. The Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, including the Guarantee.

3. The execution, delivery and performance by the Guarantor of the Indenture, including the Guarantee set forth therein, have been duly authorized by all necessary corporate action on the part of the Guarantor.

4. Based solely on the Officers’ Certificate and the Secretary’s Certificate, under the laws of the State of Wyoming the Guarantor has duly executed and delivered the Supplemental Indenture.

Notwithstanding and without limiting the generality of the foregoing, we express no opinion as to the validity or enforceability of any provision of the Supplemental Indenture or the Indenture.

Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name “Rothgerber Johnson & Lyons LLP” therein and in the related prospectus under the caption “Validity of the Notes.” Debevoise & Plimpton LLP may rely on this letter for the purposes of the opinion it is giving in connection with the Registration Statement.

This opinion is given as of the date hereof and no undertaking is made to advise you of future events which could have an effect upon the opinions expressed herein. The opinions set forth herein should not be construed by you as a guaranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

Very truly yours,

/s/ Rothgerber Johnson & Lyons LLP